EXHIBIT 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

November 8, 2017

among

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

WELLS FARGO SECURITIES, LLC,

and

U.S. BANK NATIONAL ASSOCIATION

as Joint Bookrunners and Joint Lead Arrangers

with

Wells Fargo Bank, National Association and U.S. Bank National Association

as syndication agents

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as documentation agent

i

ii

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.01	–	Existing Letters of Credit
Schedule 2.01	–	Commitments
Schedule 2.01A	–	Letter of Credit Commitment
Schedule 5.03	–	Borrower’s Website

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Opinion of Borrower’s Counsel
Exhibit C	–	Form of Increased Commitment Supplement
Exhibit D-1	–	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	–	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	–	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 8, 2017 (the “Agreement”), among LEGGETT & PLATT, INCORPORATED, a Missouri corporation, as the Borrower, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.

Leggett & Platt, Incorporated, as the borrower, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto have entered into a First Amended and Restated Credit Agreement, dated as of May 13, 2016 (as amended, the “Existing Credit Agreement”).

The Borrower and the parties hereto wish to amend and restate the Existing Credit Agreement, subject to the terms and conditions set forth herein.

In consideration of mutual covenants and agreements herein contained, the parties hereto covenant and agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I.

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Fixed Rate” means, as of any day, an interest rate per annum equal to (a) the Fixed Rate multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (and its subsidiaries and affiliates) in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to it in Section 8.01(d).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted Fixed Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purposes of this definition, the Adjusted Fixed Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 1

Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Fixed Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Fixed Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that for purposes of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Fixed Rate Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Fixed Spread” or “Facility Fee Rate”, as the case may be, based upon the higher of the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt. In the event the ratings for the Index Debt fall within different ratings categories, the Applicable Rate shall (a) be based on the higher of such ratings if there is only one category difference between such ratings or (b) be based on the category that is one level lower than the highest of such ratings if there is more than one category difference between such ratings.

Ratings for Index Debt	Fixed Spread	Facility Fee Rate
>= A+ / A1	0.690%	0.060%
= A / A2	0.805%	0.070%
= A- / A3	0.910%	0.090%
= BBB+ /Baa1	1.015%	0.110%
<=BBB/Baa2	1.100%	0.150%

For purposes of the foregoing, if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of

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rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Borrower and the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Leggett & Platt, Incorporated, a Missouri corporation.

“Borrowing” means (a) Revolving Loans and Swingline Loans of the same Type, made, converted or continued on the same date and, in the case of Fixed Rate Loans, as to which a single currency and Interest Period is in effect and (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing or a Swingline Borrowing.

“British Pounds Sterling” means the lawful money of the United Kingdom.

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“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Fixed Rate Loan for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-Quoted Currency or Set Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of the applicable Major Currency and, if the Borrowing or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.

“Canadian Dollars” means the lawful currency of Canada.

“Capitalized Lease” means any lease of real or personal property the obligation for Rentals with respect to which is, or is required to be, capitalized for financial reporting purposes under GAAP, provided that, there shall be excluded from Capitalized Leases all leases of automotive equipment, other rolling stock and office equipment.

“Cash Collateral” has the meaning assigned to such term in Section 2.06(c).

“Cash Pooling Arrangements” means cash pooling arrangements maintained by the foreign Subsidiaries of the Borrower in the ordinary course of business in order to manage cash and investments for such Subsidiaries.

“CDOR Rate” means for any Loans in Canadian Dollars, the CDOR Screen Rate or the applicable Reference Bank Rate.

“CDOR Screen Rate” means, with respect to any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to such Interest Period, displayed on CDOR page of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) as of the Specified Time on the Quotation Day for such Interest Period; provided that, if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“CF Rate” has the meaning assigned to such term in Section 2.14(a).

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or any Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the

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force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final or temporary.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04 and (c) increased from time to time pursuant to Section 2.20(a). The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or in the Increased Commitment Supplement pursuant to which such Lender shall have assumed or increased its Commitment, as applicable. As of the Effective Date, the aggregate amount of the Lenders’ Commitments is $800,000,000.

“Communications” has the meaning assigned to it in Section 8.01(d)(ii).

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Variable Rate or the Set Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Competitive Loan Maturity Date” has the meaning assigned to such term in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Liabilities” shall mean such liabilities of the Borrower and its Subsidiaries on a consolidated basis as shall be determined to constitute current liabilities under GAAP.

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“Consolidated Total Assets” for any period means the gross book value of the assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contract Rate” has the meaning assigned to such term in Section 8.12.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in another Major Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with such Major Currency in the London foreign

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exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Entitled Person” has the meaning assigned to such term in Section 8.16.

“Environmental Judgments and Orders” means all judgments, decrees or orders entered against the Borrower or one of its Subsidiaries arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from any Environmental Requirements.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or any of their respective real property interests, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs and decrees.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, from time to time, or any successor law, and all rules and regulations from time to time promulgated thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the single currency of the participating member states of the European Union

“Event of Default” has the meaning assigned to such term in Article VI.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Statements” has the meaning assigned in Section 3.07.

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“Fixed Rate” means, with respect to (a) any Fixed Rate Borrowing denominated in any LIBOR Quoted Currency and for any applicable Interest Period or for any ABR Borrowing, the LIBO Screen Rate as of the Specified Time on the Quotation Day for such LIBOR Quoted Currency and such Interest Period, (b) any Fixed Rate Borrowing denominated in Mexican Pesos for any applicable Interest Period, the Mexican Peso Negotiated Rate for Mexican Pesos and such Interest Period and (c) any Fixed Rate Borrowing denominated in Canadian Dollars and for any applicable Interest Period, the CDOR Screen Rate as of the Specified Time and on the Quotation Day for Canadian Dollars and such Interest Period; provided that, if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable Major Currency, then the Fixed Rate shall be the Interpolated Rate, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). Notwithstanding the above, to the extent that “Fixed Rate” or “Adjusted Fixed Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate. “Fixed Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Fixed Rate. Notwithstanding anything herein to the contrary, if the “Fixed Rate” for any Borrowing (including any Fixed Rate Borrowing denominated in Mexican Pesos or Canadian Dollars and determined by reference to the Mexican Peso Negotiated Rate, the CDOR Rate or otherwise) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is a resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Funded Debt” means the sum of:

(i) the sum of (a) all Indebtedness having a final maturity of more than 12 months from the date of determination thereof (or which is renewable or extendable at the option of the obligor for a period or periods more than 12 months from the date of creation), including (without limitation) all guaranties included in the definition of Indebtedness extending more than 12 months from the date of such guaranties; plus (b) Capitalized Leases; minus

(ii) to the extent included is the Indebtedness under clause (i) of this definition, the sum of (a) any portion of such Indebtedness which is properly included in Consolidated Current Liabilities and (b) the aggregate undrawn amount of all letters of credit issued for the account of the Borrower or any Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the provisions of Section 1.04.

“Governmental Authority” means any nation or government, any state, department, agency or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government (including any supra-national bodies such as the European Union or the European Central Bank), any group or

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body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing) and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Hazardous Materials” includes, without limitation, (a) hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations, and amendments, or in any applicable state or local law or regulation, (b) “hazardous substance”, “pollutant”, or “contaminant” as defined in CERCLA or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by–product, including, crude oil or any fraction thereof and (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Impacted Interest Period” has the meaning assigned to it in the definition of “Fixed Rate.”

“Increase Amount” has the meaning assigned to such term in Section 2.20(a).

“Increased Commitment Supplement” has the meaning specified in Section 2.20(a).

“Incremental Term Loan” has the meaning specified in Section 2.20(b).

“Incremental Term Loan Amendment” has the meaning specified in Section 2.20(b).

“Indebtedness” of any corporation or other business entity shall include, without duplication, all obligations of such entity which consists of (i) debt for borrowed money, (ii) obligations secured by any lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, including obligations arising in connection with Permitted Securitization Transactions, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, (iv) obligations arising under or in connection with any letter of credit, including all undrawn amounts and all amounts drawn and not reimbursed under any letter of credit (unless Cash Collateral has been provided to the Administrative Agent to secure the obligations with respect thereto in accordance with the provisions of this Agreement), (v) Synthetic Lease Obligations, (vi) all guaranties of obligations of others made by the Borrower and/or its Subsidiaries, or (vii) obligations under Capitalized Leases. “Guaranty” for purposes of this Agreement refers to all forms of undertaking to guarantee the obligations of others, by way of guaranty, suretyship or otherwise. Notwithstanding the foregoing, Indebtedness shall not include (a) money borrowed by Subsidiaries from the Borrower or from other Subsidiaries, including money borrowed by foreign Subsidiaries as a result of Cash Pooling Arrangements, (b) money borrowed by the Borrower from Subsidiaries, (c) a guaranty by the Borrower or a Subsidiary, if, in connection with the giving of the guaranty by the Borrower or Subsidiary, Indebtedness is placed on the Borrower’s balance sheet as a result of transactions with respect to which the guaranty was given or if such guaranty is a performance and completion guaranty applicable to a Subsidiary,

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(d) trade accounts payable and expenses arising out of or incurred in the ordinary course of business, or (e) fair value adjustments required by Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Investments and Hedging Activities”, as amended from time to time.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 8.03(b).

“Index Debt” means senior, unsecured long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 8.11.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Dollar Swingline Loan, the day that such Loan is required to be repaid, (d) with respect to any Variable Rate Loan, the last day of each March, June, September and December (or any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing) and on the related Competitive Loan Maturity Date, and (e) with respect to any Set Rate Loan, the Competitive Loan Maturity Date applicable to such Loan and, in the case of a Set Rate Loan with a Competitive Loan Maturity Date of more than three months’ duration from the date the Loan is made, each day prior to the applicable Competitive Loan Maturity Date that occurs at intervals of three months’ duration after the day such Competitive Loan is made (or any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing).

“Interest Period” means with respect to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the seventh day thereafter or ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period (other than a seven day Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period; provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, U.S. Bank National Association and any other Lender that agrees to act as Issuing Bank, each in its capacity as the issuer of one or more Letters of Credit hereunder. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. No Lender shall be required to be an Issuing Bank unless it has (a) a Letter of Credit Commitment or (b) otherwise agreed to issue one or more Letters of Credit hereunder. Each reference herein to the “Issuing Bank” shall be deemed to be a reference to each relevant Issuing Bank.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the Dollar Equivalent sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

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“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Increased Commitment Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and each Issuing Bank.

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and (b) the letters of credit listed on Schedule 1.01 hereto.

“Letter of Credit Commitment” means, with respect to a Lender, the commitment of such Lender to act as an Issuing Bank and issue Letters of Credit hereunder. The amount of each such Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01A, or in any amendment hereto or other agreement executed by the Borrower, the Administrative Agent and such Issuing Bank, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. As of the Effective Date, the aggregate amount of Letter of Credit Commitments is $100,000,000.

“LIBO Screen Rate” means, for any day and time for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars or such other relevant currency) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR Quoted Currency” means Dollars, Euros, British Pounds Sterling and Swiss Francs.

“Lien” means any mortgage, lien, pledge, charge, security interest or security device of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales agreements or other title retention devices) in respect of property of a Person, whether now owned or hereafter acquired, or upon any income or profits therefrom.

“Loan Documents” means this Agreement, including any schedules and exhibits hereto, any notes executed pursuant to Section 2.10, any letter of credit applications and any written agreements executed by the Borrower and the Issuing Bank regarding the Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit and all other certificates, agreements and other documents or instruments now or hereafter executed and/or delivered pursuant to or in connection with the foregoing.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

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“Major Currency” means Dollars, Euros, British Pounds Sterling, Mexican Pesos, Canadian Dollars, Swiss Francs and any other lawful currency which is requested by the Borrower, reasonably acceptable to the Administrative Agent, is freely transferable into Dollars and that all the Lenders have the capability to fund, as determined by the Administrative Agent based on discussions with each of the Lenders.

“Material Adverse Effect” means a material adverse effect on: (i) the business operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Borrower to perform its obligations under this Agreement or any Loan Document; or (iii) the legality, validity or enforceability of this Agreement or any Loan Document.

“Maturity Date” means November 8, 2022. By written notice sent to the Administrative Agent and the Lenders, the Borrower may request that the then effective Maturity Date (the “Current Maturity Date”) be extended to a date one year from the then Current Maturity Date (an “Extension Request”). An Extension Request may be delivered by the Borrower to the Administrative Agent and the Lenders at any time prior to the date which is 90 days prior to the then Current Maturity Date when no Default exists. Within 45 days of the receipt by the Lenders of an Extension Request, each Lender shall provide the Administrative Agent and the Borrower with a written consent to, or a rejection of, the Borrower’s Extension Request. The decision whether to accept or reject an Extension Request shall be made by each Lender in its sole discretion based on such information as it may deem necessary and no Lender shall have any obligation to agree to any extension of the then Current Maturity Date. The failure of a Lender to respond to any Extension Request within such 45-day period shall be deemed a rejection of such request. If all the Lenders consent to an Extension Request, the Maturity Date shall be the date one year from the then Current Maturity Date as specified in a notice from the Administrative Agent. If Lenders holding 50% or less of the Revolving Exposures and unused Commitments reject an Extension Request (the “Rejecting Lenders”), then the Borrower may take one of the following actions on or before the then Current Maturity Date: (i) by written notice to each Rejecting Lender and the Administrative Agent, terminate the Commitment of each Rejecting Lender if simultaneously with such termination the Borrower pays to each Rejecting Lender all amounts owed by the Borrower to such Rejecting Lender hereunder or (ii) treat such Rejecting Lender as a Non-consenting Lender under Section 2.19(b). If the Borrower consummates either of the foregoing actions on or before the then Current Maturity Date, then the Maturity Date shall be the date one year from the then Current Maturity Date as specified in a notice from the Administrative Agent.

“Maximum Rate” has the meaning assigned to such term in Section 8.12(a).

“Mexican Pesos” means the lawful currency of Mexico.

“Mexican Peso Negotiated Rate” means, with respect to any Interest Period, a rate per annum established by JPMorgan Chase Bank, N.A. in its sole and absolute discretion, as last quoted to Borrower no later than 11:00 a.m., London time, three Business Days prior to the disbursement or renewal of such Loan denominated in Mexican Pesos; provided that, notwithstanding the foregoing, in no event shall the Mexican Peso Negotiated Rate be based on the Prime Rate.

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“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized rating agency.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” has the meaning assigned to such term in clause (g) of Article VI.

“New Lender” has the meaning assigned to such term in Section 2.20(a).

“Non-Quoted Currency” means each of Mexican Pesos and Canadian Dollars.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Original Currency” has the meaning assigned to such term in Section 8.16.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Currency” has the meaning assigned to such term in Section 8.16.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outstanding Credit” means an amount equal to the sum of the total Revolving Exposures plus the aggregate Dollar Equivalent principal amount of outstanding Competitive Loans.

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“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Fixed Rate borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning set forth in Section 8.04(c).

“Participant Register” has the meaning set forth in Section 8.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Securitization Transaction” means any transaction or series of transactions structured as true sales pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to a Receivable Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) and any other Person (in the case of a transfer by a Receivable Entity) any accounts receivable (whether now existing or arising in the future but excluding trade accounts receivable which are assigned by a Borrower to purchasers pursuant to supply chain accounts purchase agreements) of the Borrower or any of its Subsidiaries (and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivables and proceeds of such accounts receivable). As used in this definition, the term “Receivable Entity” means a bankruptcy remote single purposes entity that is a Subsidiary of the Borrower or another Person in which the Borrower or any Subsidiary of the Borrower makes an investment and that is established for the sole purpose of purchasing accounts receivable from the Borrower and its Subsidiaries in transactions structured as true sales.

“Person” means an individual, a corporation, a partnership, a limited liability company, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Platform” means Intralinks or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

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“Quotation Day” means, with respect to any Fixed Rate Borrowing for any Interest Period, (a) if the currency is British Pounds Sterling or Canadian Dollars, the first day of such Interest Period, (b) if the currency is Euro, two TARGET2 days before the first day of such Interest Period, (c) for any other currency, two Business Days prior to the commencement of such Interest Period, unless, in each case, market practice differs in the relevant market where the Fixed Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Banks” means, in relation to Loans denominated in any Major Currency such banks that have consented to act as a reference bank as may be appointed by the Administrative Agent in consultation with the Borrower.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the Specified Time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period:

(a) in relation to Loans denominated in Euros, as the rate which the relevant Reference Bank assesses to be the rate at which Euro interbank term deposits in euros and for the relevant period are offered for spot value (T+2) by one prime bank to another prime bank within the EMU zone;

(b) in relation to Loans in Canadian Dollars, as the rate at which the relevant Reference Bank is willing to extend credit by the purchase of bankers’ acceptances which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant Interest Period; and

(c) in relation to Loans in any currency other than Euros or Canadian Dollars, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Register” has the meaning set forth in Section 8.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rentals” means all fixed rents payable by the lessee for the applicable period exclusive of any amounts required to be paid on account of maintenance, repairs, insurance, taxes, and similar charges. The term “Rentals” shall not include Rentals payable under leases between the Borrower and any Subsidiary or between any Subsidiaries.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 17

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VI, and for all purposes after the Loans become due and payable pursuant to Article VI or the Commitments expire or terminate, then (i) as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans and (ii) the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Exposures in determining the Required Lenders.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding Dollar Equivalent principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw–Hill, Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Screen Rate” means the LIBO Screen Rate and the CDOR Screen Rate collectively and individually as the context may require.

“Secured Debt” shall mean all (a) Funded Debt, Short-Term Debt and other Indebtedness secured by a mortgage, security interest, pledge, or other lien on property or assets or by any title retention agreement, (b) all Funded Debt in respect of Capitalized Leases, and (c) the aggregate amount of uncollected accounts receivable of the Borrower subject at such time to a sale of receivables (or similar transaction, including any Permitted Securitization Transaction) regardless of whether such transaction is effected in a manner that would not be reflected on the balance sheet of the Borrower in accordance with GAAP.

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“Set Rate” means, with respect to any Competitive Loan (other than a Variable Rate Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid. “Set Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Set Rate.

“Short–Term Debt” means (i) Indebtedness of the Borrower and its Subsidiaries for money borrowed from banks, trust companies and others having a maturity of no more than one year from the date of origin and not extendable or renewable at the option of the obligor, excluding however, to the extent included, the aggregate undrawn amount of all letters of credit issued for the account of the Borrower or any Subsidiary; and (ii) guaranties which constitute Indebtedness but not Funded Debt.

“Specified Time” means (i) in relation to a Loan in Canadian Dollars, as of 11:00 a.m. Toronto, Ontario time; and (ii) in relation to a Loan in a LIBOR Quoted Currency, as of 11:00 a.m., London time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.

“Subsidiary” means any corporation, partnership, or other business entity, 80% or more of the outstanding stock of which, or ownership interest in, is owned by the Borrower, a Subsidiary, the Borrower and one or more other Subsidiaries or another Subsidiary together with one or more other Subsidiaries (except directors qualifying shares, if any), except that the term “Subsidiary” shall not include any Unrestricted Subsidiary.

“Swingline Exposure” means, at any time, the aggregate Dollar Equivalent principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender (including the Swingline Lender) at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time (excluding any Swingline Loans made by such Lender in its capacity as a Swingline Lender that are included with respect to such Swingline Lender by clause (b) below) and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A. in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.05.

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“Swiss Francs” means the lawful currency of Switzerland.

“Synthetic Lease Obligation” means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property which may be classified and accounted for as an operating lease or off–balance sheet liability for accounting purposes but as a secured or unsecured loan for tax purposes under the Code.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Tax Returns” has the meaning assigned in Section 3.09.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Lender” has the meaning assigned in Section 2.20(b).

“Total Capital” means the sum of Total Indebtedness and stockholders’ equity of the Borrower and its Subsidiaries determined on a consolidated basis, without duplication, in accordance with GAAP.

“Total Indebtedness” means the sum of (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries at any given time minus (b), to the extent included is such Indebtedness, the aggregate undrawn amount of all letters of credit issued for the account of the Borrower or any Subsidiary.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Fixed Rate, the Alternate Base Rate, the Federal Funds Effective Rate, the Set Rate or the Variable Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unrestricted Subsidiary” means (i) any corporation partnership or other business entity that is owned in part by the Borrower, by Subsidiaries and/or by any other Unrestricted Subsidiaries and does not fall within the definition of “Subsidiary” and (ii) any Subsidiary which the Borrower may designate as an Unrestricted Subsidiary by at least five days’ notice to the Administrative Agent; provided, however, that the Borrower may make such designation only if the Borrower, both immediately before and immediately after the delivery of such designation to the Administrative Agent, would have been entitled to create other Funded Debt under Section 5.12 hereof. As of the Effective Date, the following are Unrestricted Subsidiaries under

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clause (i) of this definition: Taizhou Intes-Leggett & Platt Special Textile Co., Ltd.; Pullmaflex Southern Africa (Proprietary) Limited; Pointe Lookout, L.P.; Webb City Apartments, L.P.; Raymond James Missouri Tax Credit Fund III L.L.C.; Raymond James Missouri Tax Credit Fund IV L.L.C.; Church Corporate Park Owner’s, LLC; Trio Line Polska Sp z.o.o.; and TL PL Sp z.o.o. As of the Effective Date, no Unrestricted Subsidiaries have been designated under clause (ii) of this definition and the Borrower may not designate any Subsidiary as an Unrestricted Subsidiary under clause (ii) of this definition if, after giving effect to such designation, the total assets of subsidiaries so designated would exceed 20% of Consolidated Total Assets. No Unrestricted Subsidiary as such shall be subject to any of the provisions of this Agreement. In addition, the Borrower shall not consolidate or partially consolidate any Unrestricted Subsidiary for purposes of this Agreement notwithstanding GAAP.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Variable Rate” means, with respect to any Competitive Loan (other than a Set Rate Competitive Loan), the variable rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid, which may be expressed as a variable rate, plus or minus an applicable margin. “Variable Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Variable Rate. No Variable Rate Borrowing may be established with respect to any Major Currency other than Dollars.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Types, Facility and Currencies of Loans. Loans and Borrowings hereunder are distinguished and referred to herein by Type (i.e., ABR, Fixed Rate, Federal Funds Effective Rate, Set Rate or Variable Rate), by the Major Currency in which it is denominated and by the facility provided herein under which such Loan or Borrowing is made (i.e., under Section 2.01 and thus a “Revolving Loan” or “Revolving Borrowing”, under Section 2.04 and thus a “Competitive Loan” or “Competitive Borrowing” or made under Section 2.05 and thus a “Swingline Loan” or “Swingline Borrowing”) or by any one or more of the foregoing.

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and

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“hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

Section 1.05 Conversion of Foreign Currencies.

(a) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount when required or permitted hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination by the Borrower. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of the Borrower or any Lender, including without limitation, the Dollar Equivalent of any Loan or Letter of Credit made or issued in a Major Currency other than Dollars.

(b) Rounding–Off. The Administrative Agent may set up appropriate rounding–off mechanisms or otherwise round–off amounts hereunder to the nearest higher or lower amount in whole Dollars, whole Euros or whole units of any other Major Currency or whole cents or other sub unit of a Major Currency to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole units of the applicable Major Currency or in whole sub units of the applicable Major Currency, as may be necessary or appropriate.

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ARTICLE II.

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make advances to the Borrower in the Major Currency requested from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in: (a) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (b) the Outstanding Credit exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow loans under this Section 2.01.

Section 2.02 Loans and Borrowings.

(a) Loans Made Ratably. Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans and Borrowings. Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of Dollar ABR Loans or Major Currency Fixed Rate Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings and no Revolving Borrowing may be denominated in any currency other than a Major Currency. Each Swingline Loan that is denominated in a currency other than Dollars shall be a Fixed Rate Loan and each Swingline Loan that is denominated in Dollars shall be a Federal Funds Effective Rate Loan. Each Lender at its option may make any Fixed Rate Loan or Set Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts. At the commencement of each Interest Period for any Fixed Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral Dollar Equivalent multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is a Dollar Equivalent integral multiple of $250,000 and not less than $250,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Fixed Rate Revolving Borrowings outstanding and ten Fixed Rate Swingline Borrowings.

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(d) Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Fixed Rate Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Dollar Revolving Fixed Rate Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing; (b) in the case of a Revolving Fixed Rate Borrowing denominated in a Major Currency other than Dollars, not later than 9:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing; or (c) in the case of an ABR Revolving Borrowing, not later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request for a Revolving Borrowing shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing;

(iv) the Major Currency in which such Borrowing is to be denominated;

(v) in the case of a Fixed Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Fixed Rate Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of seven days’ duration. If no Major Currency is specified with respect to any requested Fixed Rate Borrowing, then the Borrower shall be deemed to have selected Dollars as the Major Currency. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

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Section 2.04 Competitive Bid Procedure.

(a) Competitive Loans and Requests for Bids. Subject to the terms and conditions set forth herein, from time to time during the Revolving Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow the loans proposed thereby; provided that the Outstanding Credit shall not exceed the total Commitments at any time. To request Competitive Bids, the Borrower shall notify each Lender of such request by telephone, in the case of a Set Rate Borrowing, not later than 12:00 noon, New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Variable Rate Borrowing, not later than 9:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent and each Lender of a written Competitive Bid Request in a form approved by the Borrower and the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall be the same for each Lender and shall specify the following information:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Variable Rate Borrowing or a Set Rate Borrowing;

(iv) the date, which may not extend past the Maturity Date, on which the Competitive Loan will become fully due and payable (such date applicable to a Competitive Loan, herein, its “Competitive Loan Maturity Date” and when establishing such date for a Set Rate Loan, the Borrower shall select a date so the period during which such Competitive Loan is outstanding shall be a period contemplated by the definition of the term “Interest Period”);

(v) the Major Currency to be applicable to such Borrowing (provided that Variable Rate Borrowings may only be denominated in Dollars); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of paragraph (d) of this Section.

(b) Submission of Bids. Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Borrower and must be received by the Borrower by telecopy, in the case of a Set Rate Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Variable Rate Borrowing, not later than 12:00 Noon, New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Borrower may be rejected by the Borrower, and the Borrower shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount of the Competitive Loan or Loans that the Lender is willing to make and (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (with such Set Rate or any applicable margin included in the calculation of the Variable Rate, expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places).

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(c) Acceptance and Rejection of Bids. Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent and the Lenders by telephone, confirmed by telecopy whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Fixed Rate Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Variable Rate Borrowing, not later than 1:00 p.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, and (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid. A notice given by the Borrower pursuant to this paragraph shall be irrevocable and once notified of the acceptance of its bid under this paragraph, each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted; provided that the obligations of such Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Competitive Loans as required.

(d) Funding of Competitive Bid Loans. Each Lender that is bound to make a Competitive Loan shall make such Loan on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Competitive Loan available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the applicable Competitive Bid Request; provided that Competitive Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted to the applicable Issuing Bank.

Section 2.05 Swingline Loans.

(a) Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make advances to the Borrower in the applicable Major Currency requested from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in: (i) the aggregate Dollar Equivalent principal amount of Swingline Loans exceeding $80,000,000, (ii) the sum of the total Revolving Exposures exceeding the total Commitments; (iii) any Lender’s Revolving Exposure exceeding such Lender’s Commitment and (iv) the Outstanding Credit exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Dollar Swingline Loan to refinance an outstanding Dollar Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

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(b) Request for Swingline Borrowings. To request a Dollar Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. To request a Swingline Loan denominated in a Major Currency other than Dollars, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 9:00 a.m., New York City time, three Business Days before the date of the proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan, the Major Currency with which such Swingline Loan will be denominated and if such Swingline Loan will accrue interest at a Fixed Rate, the Interest Period applicable thereto. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance through the Administrative Agent to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. With respect to the payment of any amount denominated in Euros, the Swingline Lender shall not be liable to the Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Swingline Lender in Euros if the Swingline Lender shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in Euros and in immediately available, freely transferable, cleared funds to the account with the bank in the principal financial center in the participating member state of the European Union which the Borrower shall have specified for such purpose. “All relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Swingline Lender may from time to time determine for the purpose of clearing and settling payments of Euros.

(c) Lender Participation in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate and the Major Currency in which such Swingline Loans are denominated. Promptly upon receipt of notice under this paragraph, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of the amount of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, three Business Days after the date of receipt of such notice with respect to Swingline Loans denominated in a Major Currency other than Dollars and on the date of the receipt of such notice with respect to Swingline Loans denominated in Dollars, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of the amount of the applicable Major Currency Swingline Loan or Loans in the currency in which such Loan or Loans is denominated. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans

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pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of the applicable currency in immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender and shall be made by the Borrower in the currency in which such Loan is denominated. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of letters of credit for its own account or the account of one of its Subsidiaries, in a form reasonably acceptable to the Borrower and the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or

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extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Major Currency in which such Letter of Credit is to be issued, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension: (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the total Revolving Exposures shall not exceed the total Commitments; (iii) no Lender’s Revolving Exposures shall exceed such Lender’s Commitment; (iv) the Outstanding Credit shall not exceed the total Commitments; and (v) the LC Exposure shall not exceed $250,000,000; provided, however, that without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Letter of Credit Commitment in effect at the time of such request. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Letter of Credit Commitment then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Letter of Credit Commitment of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (v) of this Section 2.06(b). The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

(c) Expiration Date; Cash Collateralization. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date up to twenty-four months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, up to twenty-four months after such renewal or extension) (provided that any Letter of Credit may provide for the renewal thereof for additional up to twenty-four month periods not to extend past the date in clause (ii) below) and (ii) the date five Business Days prior to the Maturity Date; provided that the expiration date of a Letter of Credit may extend beyond the date referenced in clause (ii) above if the Borrower has on the date of its issuance: (A) posted cash collateral to the Administrative Agent in an amount in the applicable currency in which the related Letter of Credit is issued and in immediate available funds equal to the amount of the related LC Exposure plus any accrued and unpaid interest thereon (any cash collateral provided to secure any LC Exposure is herein referred to as the “Cash Collateral”) in accordance with Section 2.06(i), (B) delivered a backstop Letter of Credit to the Administrative Agent in such amount or (C) otherwise entered into alternative arrangement with respect to securing the LC Exposure applicable to such Letter of Credit, in each case of clause (A), (B) and (C) preceding on terms reasonably satisfactory to the Administrative Agent. If the Borrower is required to provide Cash Collateral pursuant to the provisions of this paragraph (c) with respect to a Letter of Credit, such Cash Collateral (to the extent not applied by the Administrative Agent to reimburse the Issuing Bank as provided in Section 2.06(i)) shall be returned to the Borrower after the expiry date applicable to such Letter of Credit (as such date may be extended by any period required by Rule 3.14 of ISP).

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(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof and on the date hereof with respect to Letters of Credit listed on Schedule 1.01 hereto) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that issued the Letter of Credit hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing and with respect to each Letter of Credit, each Lender hereby absolutely and unconditionally agrees to pay in Dollars and immediately available funds to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of the Dollar Equivalent amount of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the applicable currency in which such Letter of Credit is issued the amount of such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03, 2.04 or 2.05, as applicable, that such payment be financed with a Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage of the Dollar Equivalent amount thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in Dollars its Applicable Percentage of the Dollar Equivalent amount of such payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative

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Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Borrowings as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. To the extent that Lenders have made payments pursuant to this paragraph to reimburse an Issuing Bank in respect to an LC Disbursement, then all payments by the Borrower thereafter with respect to its reimbursement obligations relating to such LC Disbursement shall be in Dollars and in the Dollar Equivalent amount thereof.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of: (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the applicable Issuing Bank’s gross negligence or willful misconduct.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

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(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization Upon an Event of Default. If any Event of Default shall occur and be continuing, the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) may demand the deposit of Cash Collateral pursuant to this paragraph in an amount in the currencies in which the related Letters of Credit are issued and in immediate available funds equal to the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon. Cash Collateral provided by the Borrower shall be deposited in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders. Each deposit of Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, deposits of Cash Collateral shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit and the rules of the UCP shall apply to each commercial Letter of Credit.

(k) Replacement of the Issuing Bank. (i) The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement,

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(x) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(k)(i) above.

(l) Addition of an Issuing Bank. A Lender (or an entity that concurrently becomes a Lender in accordance with the terms of this Agreement) with a Letter of Credit Commitment may be added as an Issuing Bank at any time by written agreement between the Borrower and the prospective Issuing Bank, provided, that the aggregate LC Exposure shall not exceed $250,000,000. From and after the effective date of any such addition, (x) the new Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such additional Issuing Bank, or to such additional and all previous Issuing Banks, as the context requires.

Section 2.07 Funding of Borrowings.

(a) By the Lenders. Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and in the Major Currency requested. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Borrowings Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for

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each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections.

(a) Interest Options. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Fixed Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Fixed Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Dollar Swingline Borrowings, which may not be converted or continued.

(b) Interest Election Request. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Contents of Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing; and

(iv) if the resulting Borrowing is a Fixed Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

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Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. If any such Interest Election Request requests a Fixed Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of seven days’ duration. If the Borrower fails to deliver a timely Interest Election Request with respect to a Fixed Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing or if such Borrowing is a Fixed Rate Borrowing, continued as a Fixed Rate Borrowing with an Interest Period of seven days’ duration.

(d) Limitations on Interest Election Requests. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Fixed Rate Borrowing (except Fixed Rate Borrowings denominated in any Major Currency other than Dollars may be continued as Fixed Rate Borrowings with Interest Periods of seven days’ duration) and (ii) unless repaid, each Dollar denominated Fixed Rate Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto. A Borrowing denominated in one Major Currency may not be converted into another Major Currency.

Section 2.09 Termination and Reduction of Commitments. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that unless the Borrower and the Administrative Agent otherwise agree: (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000; (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Outstanding Credit would exceed the total Commitments; and (iii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent termination or reduction of the commitment of the Swingline Lender to make Swingline Loans, such commitment of the Swingline Lender would equal or exceed the total Commitments. The Borrower may at any time terminate, or from time to time reduce, the commitment of the Swingline Lender to make Swingline Loans; provided that (i) each reduction of such commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce such commitment if, after giving effect to any concurrent prepayment of the Swingline Loans, the aggregate Swingline Exposure would exceed the such commitment. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments or the commitment of the Swingline Lender under this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments and the commitment of the Swingline Lender delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments and the commitment of the Swingline Lender shall be permanent.

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Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Applicable Percentages; provided that if no Loans and no LC Disbursements are at the time outstanding, the Borrower shall have the right to allocate the amount of the reduction of the Commitments to one or more Lenders as it shall determine in its discretion. Any termination of the Commitments (under the terms of this Section or pursuant to Article VI) shall automatically terminate the commitment of the Swingline Lender to make Swingline Loans.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) Promise to Repay. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date, (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan that is not denominated in Dollars on the Maturity Date in the applicable Major Currency, (iii) to the Swingline Lender the then unpaid principal amount of each Dollar Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made (provided that on each date that a Revolving Borrowing or a Dollar Competitive Borrowing is made, the Borrower shall repay all Dollar Swingline Loans then outstanding) and (iv) with respect to each Competitive Borrowing, to the Administrative Agent for the account of each applicable Lender that has made the applicable Competitive Borrowing, the then unpaid principal amount of such Competitive Borrowing on it Competitive Loan Maturity Date.

(b) Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto and Major Currency applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Records Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

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Section 2.11 Prepayment of Loans.

(a) Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing (other than Borrowings in Mexican Pesos) in whole or in part, subject to the requirements of this Section.

(b) Mandatory Prepayment; Mark to Market of Major Currencies. As of the date of the delivery of each compliance certificate under Section 5.03(c) and as of the date of each Borrowing and each issuance of a Letter of Credit, the Borrower shall calculate the Dollar Equivalent amount of the Revolving Exposures and, if applicable, the Dollar Equivalent amount of each Competitive Loan. The Administrative Agent may also at any time and from time to time calculate the Dollar Equivalent amount of the Revolving Exposures and the Competitive Loans. The Administrative Agent shall give the Borrower written notice of any such calculation. If as a result of any such calculation by the Borrower or by the Administrative Agent or if as of any other date:

(i) the Outstanding Credit exceeds the total Commitments then within five (5) Business Days after the date of such calculation (or in the case of the calculation by the Administrative Agent, after the written notice is given to the Borrower), the Borrower shall prepay Borrowings in an aggregate amount equal to such excess, with such amount so paid to be applied to the Loans in the following order, until each is paid in full: Dollar Swingline Loans, ABR Loans, Variable Rate Loans, Fixed Rate Loans and Set Rate Loans; or

(ii) the Swingline Exposures exceeds the total commitments of the Swingline Lender to make Swingline Loans, then within five (5) Business Days after the date of such calculation (or in the case of the calculation by the Administrative Agent, after the written notice is given to the Borrower), the Borrower shall prepay the applicable Swingline Borrowings in an aggregate amount equal to such excess.

(c) Selection of Borrowings to be Prepaid. Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) Notice of Prepayment. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Fixed Rate Borrowing or Set Rate Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, any Dollar Swingline Borrowings or any Variable Rate Borrowing, not later than 12:00 noon, New York City time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed

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calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders (or with respect to Competitive Borrowings, the applicable Lenders) of the contents thereof. Each partial prepayment of any Borrowing (other than a Competitive Borrowing) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12 Fees.

(a) Facility Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the average daily amount of the Commitment of such Lender during the period from and including Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to hold any Outstanding Credit after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Outstanding Credit from and including the date on which its Commitments terminates to but excluding the date on which such Lender ceases to hold any Outstanding Credit. Accrued facility fees shall be payable in arrears on the date which is thirty days following the last day of each March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Fixed Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the thirtieth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within thirty days after demand. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Borrower agrees to pay to each Issuing Bank the following fees applicable to the Letters of Credit issued by such Issuing Bank: (i) a drawing fee equal to $100 upon each drawing made

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under such Letters of Credit on the date of such drawing; (ii) an issuance fee equal to $300 upon each issuance of each such Letter of Credit payable on the date of issuance; (iii) a renewal fee of $100 upon each renewal of each such Letter of Credit payable prior to the renewal of such Letter of Credit; and (iv) a fronting fee of 0.125% per annum (or such lower amount as may be agreed upon by the Borrower and the applicable Issuing Bank) on the face amount of each Letter of Credit, which shall be payable quarterly in arrears to such Issuing Bank for its own account on the same date as the participation fee is payable hereunder unless otherwise agreed with the applicable Issuing Bank.

(c) Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) ABR Borrowings. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

(b) Fixed Rate Borrowings. The Loans comprising each Fixed Rate Borrowing (including each Swingline Loan denominated in a currency other than Dollars but excluding each Dollar Swingline Loan) shall bear interest at the Adjusted Fixed Rate for the Interest Period and Major Currency in effect for such Borrowing plus the Applicable Rate.

(c) Dollar Swingline Loans. Dollar Swingline Loans shall bear interest each day at a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus 0.50%.

(d) Competitive Loans. The Loans comprising each Competitive Borrowing shall bear interest at the applicable Competitive Bid Rate accepted for such Borrowing in accordance with the provisions of Section 2.04.

(e) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

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(f) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that: (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a non–Dollar denominated Swingline Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Fixed Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest on Loans shall be paid in the Major Currency of the applicable Loan.

(g) Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on any Loan denominated in British Pounds Sterling or Canadian Dollars, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Fixed Rate or Federal Funds Effective Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Market Disruption; Unavailability, Illegality, Alternate Rate of Interest.

(a) Market Disruption. If at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a Fixed Rate Borrowing the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Fixed Rate Borrowing for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the applicable Reference Bank Rate shall be the Fixed Rate for such Interest Period for such Fixed Rate Borrowing; provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the Fixed Rate for such Fixed Rate Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any non-Dollar Currency, the Fixed Rate shall be equal to the cost to each Lender to fund its pro rata share of such Fixed Rate Borrowing (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion); such rate, the “CF Rate”).

(b) Unavailability. If prior to the commencement of any Interest Period for a Fixed Rate Borrowing:

(i) deposits of the applicable Major Currency in the principal amounts of the Fixed Rate Loan comprising such Borrowing are not generally available in the market utilized to determine the applicable Fixed Rate or

(ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Fixed Rate, the LIBOR rate or other Fixed Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis) for any Major Currency for such Interest Period; or

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(iii) the Administrative Agent is advised by the Required Lenders (or, with respect to Fixed Rate Swingline Loans, the Swingline Lender) that the Fixed Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Fixed Rate Borrowing shall be ineffective, (ii) if such Borrowing is requested in Dollars, such Borrowing shall be made as an ABR Dollar Borrowing and (iii) if such Borrowing is requested in any non-Dollar currency, then the Fixed Rate for such Fixed Rate Borrowing shall be at the CF Rate.

(c) Change in Legality. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain any Fixed Rate Loan or to give effect to its obligations as contemplated hereby with respect to any Fixed Rate Loan (including, without limitation, as a result of a restriction on a Major Currency), then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(i) declare that the applicable Fixed Rate Loans will not thereafter be made by such Lender hereunder, whereupon any request for such a Fixed Rate Borrowing shall, as to such Lender only, be deemed a request for a Dollar Loan (accruing interest as an ABR Loan, or if it is a Swingline Loan, as a Federal Funds Effective Rate Loan) unless such declaration shall be subsequently withdrawn (any Lender delivering such a declaration hereby agreeing to withdraw such declaration promptly upon determining that such event of illegality no longer exists); and

(ii) require that all outstanding Fixed Rate Loans affected by the illegality made by it be either (A), if such Loans are Dollar Loans, converted to ABR Revolving Loans or Dollar Swingline Loans, in which event all such Fixed Rate Loans shall be automatically converted as of the effective date of such notice as provided below, or (B) repaid if such Fixed Rate Loan is denominated in any other Major Currency.

In the event any Lender shall exercise its rights under clauses (i) or (ii) above of this paragraph (b), all payments and prepayments of principal which would otherwise have been applied to repay the affected Fixed Rate Loans that would have been made by such Lender or the converted Fixed Rate Loans of such Lender shall instead be applied to repay the Loans made by such Lender in lieu of, or resulting from the conversion of, such Fixed Rate Loans. For purposes of this Section, a notice by any Lender shall be effective as to each Fixed Rate Loan, if lawful, on the last day of the Interest Period currently applicable to such Fixed Rate Loan; in all other cases such notice shall be effective on the date of receipt.

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(d) Unavailability of Foreign Currency Loans. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain any Loan denominated in a currency other than Dollars or to give effect to its obligations as contemplated hereby with respect to any such Loan or in the event that there shall occur any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of the Administrative Agent make it impracticable for Loans to be denominated in a currency other than Dollars, then, by written notice to the Borrower, the Administrative Agent may:

(i) declare that such Loans will not thereafter be made, whereupon any request for such a Borrowing in a currency other than Dollars shall be deemed a request for a Dollar Borrowing unless such declaration shall be subsequently withdrawn (the Administrative Agent agreeing to withdraw such declaration promptly upon determining that the applicable event or condition no longer exists); and

(ii) require that all outstanding Loans so affected be repaid.

(e) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(ii) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(ii) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Fixed Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 8.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (d) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(e), only to the extent the LIBO Screen Rate for Dollars or other applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Fixed Rate Borrowing shall be ineffective, (y) if any Borrowing Request requests a Dollar Fixed Rate Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (z) any request by the Borrower for a Competitive Loan shall be ineffective; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

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Section 2.15 Increased Costs.

(a) Additional Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including without limitation, any marginal, special, emergency or supplemental reserves established by the Board or any other reserves imposed pursuant to Regulation D of the Board) (except any such reserve requirement reflected in the Adjusted Fixed Rate) or the Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London or other interbank market utilized to determine the Fixed Rate or any Set Rate any other condition, cost or expense (other than Taxes) affecting this Agreement, any Fixed Rate Loans or any Set Rate Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or maintaining any Set Rate Loans or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

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(c) Certificate. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty days after receipt thereof.

(d) Limit on Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 60 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60–day period referred to above shall be extended to include the period of retroactive effect thereof. If, following any demand by any Lender or any Issuing Bank under this Section, the item for which such demand was made is changed to reduce or eliminate the effect on the applicable Lender or Issuing Bank, such Lender or Issuing Bank shall promptly so inform the Borrower and equitable reduce any amounts thereafter payable by the Borrower under this Section.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Fixed Rate Loan other than on the last day of an Interest Period applicable thereto or (b) the payment of any Set Rate Loan other than on the corresponding Competitive Loan Maturity Date, then, in any such event, the Borrower shall reimburse each applicable Lender on demand for the loss incurred or to be incurred by such Lender in the reemployment of the funds released by such prepayment. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty days after receipt thereof.

Section 2.17 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent having consulted with, or acting under the supervision of, a tax advisor of such withholding agent, whether internal or external) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Tax Indemnity. The Borrower shall indemnify each Recipient, within thirty days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments

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to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN-E or IRS Form W-8BEN; or

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(4) to the extent a Foreign Lender is not the beneficial owner, an executed f IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Payments.

(a) Payments. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices designated for such purpose by notice to the Borrower, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for

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the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in the Major Currency herein specified.

(b) Application of Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments; Limit on Set-off. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Lender agrees that it will not exercise any right of set-off or counterclaim in an amount in excess of the Loans and other obligations owed directly to such Lender hereunder and in furtherance of the foregoing, any Lender acquiring a participation pursuant to the foregoing arrangements may not exercise against the Borrower rights of set–off and counterclaim with respect to such participation.

(d) Payments Assumed Made. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the

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Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation Obligations. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of a Lender. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or a Non-consenting Lender (as defined below in this section), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in future compensation or payments under the applicable Section. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. In the event that (i) the Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of this Agreement or to agree to any other modification thereto, (ii) the consent, waiver or other modification in question requires the agreement of all Lenders and (iii) the Required Lenders have agreed to such consent, waiver or other modification, then any Lender who does not agree to such consent, waiver or other modification shall be deemed a “Non-consenting Lender”. In addition, each Rejecting Lender (as defined in the definition of the term Maturity Date) shall be a Non-consenting Lender hereunder.

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Section 2.20 Increase of Commitments; Incremental Term Loan.

(a) Revolving Commitments. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Lenders), the Borrower may at any time and from time to time request an increase of the aggregate amount of the Commitments by an aggregate amount equal to any integral multiple of $5,000,000; provided that (i) no Default shall have occurred and be continuing; (ii) the aggregate amount of the Commitments shall not have been reduced, nor shall the Borrower have given notice of any such reduction under Section 2.09; (iii) the sum of (A) the total amount of all Commitments after giving effect to any such increase, plus (B) the initial principal amount of any Incremental Term Loan, shall not exceed $1,050,000,000; and (iv) the Commitment of a Lender shall not be increased without the consent of such Lender. If one or more of the Lenders is not increasing its Commitment, then, with notice to the Administrative Agent and the other Lenders, another one or more financial institutions, each as approved by the Borrower and the Administrative Agent (a “New Lender”), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the existing Lenders (the “Increase Amount”); provided, that the Commitment of each New Lender shall be at least $5,000,000. Upon receipt of notice from the Administrative Agent to the Lenders and the Borrower that the Lenders, or sufficient Lenders and New Lenders, have agreed to commit to an aggregate amount equal to the Increase Amount, then: provided that no Default exists at such time or after giving effect to the requested increase, the Borrower, the Administrative Agent and the Lenders willing to increase their respective Commitments and the New Lenders (if any) shall execute and deliver a supplement in the form attached hereto as Exhibit C (the “Increased Commitment Supplement”). If all existing Lenders shall not have provided their pro rata portion of the requested Increase Amount, the Revolving Loans will not be held pro rata by the Lenders in accordance with the Applicable Percentages determined hereunder. To remedy the foregoing, on the date of the effectiveness of the Increased Commitment Supplement, the Lenders shall make advances among themselves so that after giving effect thereto the Revolving Loans will be held by the Lenders, pro rata in accordance with the Applicable Percentages hereunder. The advances so made by each Lender whose Applicable Percentage has increased as a result of the changes to the Commitments shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Lender or Lenders whose Applicable Percentages have decreased. The advances made under this Section shall be Loans of the same Type as those previously held by the Lender or Lenders whose Applicable Percentages have decreased unless or until the Borrower shall have selected an alternative interest rate to apply thereto under the terms of this Agreement. All advances made under this Section shall be made through the Administrative Agent.

(b) Incremental Term Loan. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Lenders), the Borrower may at any time and from time to time request the addition of an incremental term loan on terms and conditions agreed to by the Borrower, the Administrative Agent and each Term Loan Lender (the “Incremental Term Loan”); provided that (i) no Default shall have occurred and be continuing; (ii) no Lender shall be required to make any portion of the Incremental Term Loan

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without its consent; (iii) the sum of (A) the total amount of all Commitments (after giving effect to any increase pursuant to clause (a) preceding), plus (B) the initial principal amount of any Incremental Term Loan, shall not exceed $1,050,000,000. To effectuate the addition of the Incremental Term Loan, the Borrower, the Administrative Agent and each Lender or other New Lender agreeing to provide such Incremental Term Loan (a “Term Loan Lender”), shall execute an amendment in form and substance acceptable to the Borrower, the Administrative Agent and each of the Term Loan Lenders (the “Incremental Term Loan Amendment”).

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Suspension of Facility Fees. Facility fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) Suspension of Voting. The Commitment, Revolving Exposure of, and the outstanding Competitive Loans held by, such Defaulting Lender shall not be included in determining whether all Lenders have taken or may take any action hereunder (including any consent to any amendment. waiver or other modification pursuant to Section 8.02 that requires the consent of all Lenders), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver, or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) Participation Exposure. If any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) Reallocation. All or any part of such Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lenders’ Revolving Exposure to exceed its Commitment and (y) if the conditions set forth in Section 4.02 are satisfied at such time;

(ii) Payment and Cash Collateralization. If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, provide Cash Collateral to secure such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(i) for so long as such LC Exposure is outstanding;

(iii) Suspension of Letter of Credit Fee. If the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.21(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized by the Borrower; and

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(iv) Issuing Banks Entitled to Fees. If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.21(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (pro rata based on the respective LC Exposure directly held by each Issuing Bank) until such LC Exposure is cash collateralized and/or reallocated;

(d) Suspension of Swingline Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c)(i), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) Setoff Against Defaulting Lender. Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

(f) Bankruptcy Event. If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which

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such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(g) Remedy of Defaulting Lender Status. In the event that the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

ARTICLE III.

Representations and Warranties

Borrower represents and warrants to the Lenders that:

Section 3.01 Status. The Borrower and each Subsidiary is duly organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction in which it was organized, has the power and legal authority to own its property and to carry on its business as now being conducted, is duly qualified to do business in every jurisdiction in which the nature of its business or property makes such qualification necessary and has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 3.02 Authority; No Conflict. The execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby, (i) are within the legal power and authority of the Borrower, (ii) have been duly authorized by all requisite actions, (iii) do not and will not conflict with, contravene or violate any provision of or result in a breach of or default under, or require the waiver (not already obtained) of any provision of, or the consent (not already given) of any Person under the terms of the Borrower’s articles of incorporation or by laws, or any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Borrower is a party or by which it is bound or to which any of its properties are subject, (iv) will not violate, conflict with, give rise to any liability under, or constitute a default under any law, regulation, order (including, without limitation, all applicable state and federal securities laws) or any other requirement of any court, tribunal, arbitrator, or Governmental Authority, and (v) will not result in the creation, imposition, or acceleration of any indebtedness or tax or any mortgage, lien, reservation, covenant, restriction, or other encumbrance of any nature upon, or with respect to, the Borrower or any of its properties.

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Section 3.03 Binding Effect. This Agreement constitutes, and each other Loan Document to which the Borrower is a party when executed and delivered by each of the other parties thereto will constitute, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

Section 3.04 Governmental Approval. The execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby do not require any action, approval or consent of, or filing with, any Governmental Authority.

Section 3.05 Litigation. On the Effective Date, there are no suits or proceedings pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

Section 3.06 Compliance with ERISA. The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA. Neither the Borrower nor any member of the Controlled Group has incurred any material withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such material liability is expected to be incurred.

Section 3.07 Financial Information. The audited consolidated annual financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016 (such annual financial statements hereinafter collectively called the “Financial Statements”), have been prepared in accordance with GAAP and fairly reflect the consolidated financial condition of the Borrower and its Subsidiaries and the results of their operations as of the dates and for the periods stated. On the Effective Date, since the date of the Financial Statements, there has occurred no change in the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.08 Material Liabilities. The Borrower and its Subsidiaries have no material liabilities, direct or contingent, except: (i) those disclosed in the Financial Statements, and (ii) those arising in the ordinary course of business since the date of such Financial Statements which have in the aggregate no Material Adverse Effect.

Section 3.09 Taxes. Except where compliance with subsections (i) and (ii) below, is being contested in good faith through appropriate proceedings or where non–compliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries: (i) have filed all material Federal, state, local and foreign income, excise, property and other tax returns (the “Tax Returns”) which are required to be filed by them, and (ii) have paid all taxes due pursuant to the Tax Returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary.

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Section 3.10 Environmental Compliance. Neither the Borrower nor any Subsidiary is subject to any Environmental Liability which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Borrower’s or any of its Subsidiaries’ properties or are otherwise present at, on, in or under the Borrower’s or any of its Subsidiaries’ properties, except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in compliance with all applicable Environmental Requirements, except where such noncompliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.11 Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 3.12 Compliance with Laws. Except where compliance is being contested in good faith through appropriate proceedings or where non–compliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries are in compliance with all applicable laws, regulations and similar requirements of Governmental Authorities.

Section 3.13 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.14 Ownership of Property. Each of the Borrower and its Subsidiaries has title to its properties sufficient for the conduct of its business.

Section 3.15 Insurance. The Borrower and each of its Subsidiaries has (either in the name of the Borrower or in such Subsidiary’s own name), with reputable insurance companies or associations, insurance in at least such amounts and against at least such hazards as are customary for companies engaged in similar businesses and owning and operating similar properties.

Section 3.16 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds by the Borrower or its Subsidiaries, directors, officers, employees, or, to the Borrower’s knowledge, any agent of the Borrower or any Subsidiary, or other transaction contemplated by his Agreement will violate any Anti-Corruption Laws or applicable Sanctions.

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Section 3.17 EEA Financial Institutions. The Borrower is not an EEA Financial Institution.

ARTICLE IV.

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to amend and restate the Existing Credit Agreement, to make Loans and any agreement of any Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the Borrower’s general in house counsel, substantially in the form of Exhibit B and covering such other matters relating to the Borrower or the Loan Documents as the Required Lenders shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of Borrower, the authorization of the execution, delivery and performance of the Loan Documents and any other legal matters relating to the Borrower or the Loan Documents as the Administrative Agent may request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(e) The representations and warranties of Borrower set forth in the Loan Documents shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or Material Adverse Effect, which representation and warranty shall be true and correct in all respects).

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The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and any agreement of any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 3:00 p.m., New York City time, on December 31, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments and the commitment of the Swingline Lender to make Swingline Loans shall terminate at such time).

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and any agreement of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) After the Effective Date, the representations and warranties of Borrower set forth in the Loan Documents (except, the representations and warranties set forth in Section 3.05 and in the last sentence of Section 3.07) shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or Material Adverse Effect, which representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties relate specifically to another date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable: (i) the Outstanding Credit shall not exceed the aggregate amount of the Commitments; and (ii) the Swingline Exposures shall not exceed the commitment of the Swingline Lender to make Swingline Loans.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V.

Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that it:

Section 5.01 Preservation of Existence, etc. Will preserve and maintain the corporate existence of the Borrower and its Subsidiaries, unless the existence shall be discontinued as the result of a merger, consolidation or other transaction permitted pursuant to Section 5.10, or unless the Borrower shall divest itself of the properties of any Subsidiary pursuant to Section 5.05 or Section 5.11.

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Section 5.02 Keeping of Books. Will keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements prepared in accordance with GAAP; and permit the Administrative Agent and each Lender and their respective representatives, at their own expense, at reasonable times and with reasonable prior notice, to visit all of its offices and properties, discuss its affairs, finances and accounts with its officers and examine any of its or their books and other corporate records.

Section 5.03 Reporting Requirements. Will furnish to the Administrative Agent (who upon receipt, shall furnish to each Lender):

(a) as soon as available and in any event within 60 days after the end of each quarterly period, except the last, of each fiscal year, its quarterly report on Form 10–Q as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);

(b) as soon as available and in any event within 120 days after the last day of each fiscal year, its annual report on Form 10-K as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);

(c) within the periods provided in paragraphs (a) and (b) above, the written statement of the Borrower, signed by the principal financial officer, showing the calculations necessary to determine compliance with this Agreement and stating that the signer thereof has re-examined the terms and provisions of this Agreement and at the date of said statement no Default has occurred or if the signer is aware of any such Default, he shall disclose in such statement the nature thereof;

(d) within the period provided in paragraph (b) above, the written statement of such accountants that in making the examination necessary to their certification of such audit report they have obtained no knowledge of any Default, or if such accountants shall have obtained knowledge of any such Default, they shall disclose in such statement such Default and the nature thereof;

(e) within fifteen (15) Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) as soon as available, each Current Report on Form 8–K as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);

(g) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed; and

(h) such additional information as any Lender may reasonably request concerning the Borrower and its Subsidiaries.

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Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.03 may be satisfied with respect to the information required thereby to the extent the Form 10-K or Form 10-Q, as applicable, are filed with the Securities and Exchange Commission (or any successor agency) and available publicly, in each case, by the deadlines set forth in paragraphs (a) and (b), as applicable, and meeting all such other requirements of paragraphs (a) and (b) of this Section 5.03. Documents otherwise required to be delivered pursuant to Section 5.03 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (or any successor agency)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 5.03; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent by electronic mail of the posting of any such documents, except the Form 10-K or Form 10-Q, as applicable, filed with the Securities and Exchange Commission (or any successor agency). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.04 Taxes, Claims for Labor and Materials; Compliance with Laws.

(a) Payment of Obligations. Will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Borrower or such Subsidiary, and all trade accounts payable in accordance with usual and customary business terms and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property, of the Borrower or any Subsidiary; provided that, the Borrower, or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy or claim if the validity thereof shall concurrently be contested in good faith by appropriate proceedings, and if the Borrower or such Subsidiary shall set aside on its or their books such reserves, if any, deemed by it or them to be adequate with respect thereto, and further provided that, no such payment or discharge of any such tax, assessment, charge, levy, account payable or claim shall be required in respect of a Subsidiary to the extent that such Subsidiary’s assets are insufficient for such purpose so long as such tax, assessment, charge, levy, account payable or claim is not imposed upon or does not become a liability of the Borrower.

(b) Compliance with Laws. Will comply and will cause each Subsidiary to comply, in all material respects and where the failure to comply would have a Material Adverse Effect with (A) ERISA, (B) the Federal Occupational Safety and Health Act of 1970 and the rules and regulations thereunder, (C) all governmental consumer protection laws and regulations, (D) all governmental equal employment practice requirements and (E) all other laws, rules, regulations and orders to which it may be subject. The Borrower will maintain in effect and take commercially reasonable actions to enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

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(c) Compliance with Environmental Matters. Will comply, and will cause each Subsidiary to comply, in all material respects and when the failure to comply would have a Material Adverse Effect, with all applicable Environmental Requirements and Environmental Judgments and Orders.

Section 5.05 Maintenance, etc. Will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its and their operating properties (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals, and additions so that at all times the efficiency thereof shall be maintained, and will maintain, and cause each Subsidiary to maintain, franchises, licenses and permits necessary for the conduct of their respective businesses; provided, however, the Borrower and its Subsidiaries shall, notwithstanding the foregoing, have the right to sell, abandon or dispose of, property or other assets which in the reasonable judgment of the Borrower or the Subsidiary are no longer useful or of productive value or which may be advantageously sold, abandoned or otherwise disposed of in the proper conduct of the business of the Borrower (or any Subsidiary), and shall have the right to terminate the existence of any Subsidiary or any right, franchise or privilege of the Borrower or any Subsidiary if, in the judgment of the Borrower, it shall be or become no longer advantageous to maintain the same.

Section 5.06 Insurance. Will maintain and will cause each Subsidiary to maintain, insurance coverage by reputable insurance companies or associations in such forms and amounts and against such hazards as are customary for companies engaged in similar businesses and owning or operating similar properties.

Section 5.07 Litigation. Will promptly give notice in writing to the Lenders of all litigation and of the proceedings before any governmental or regulatory agencies affecting the Borrower or any Subsidiary, which litigation or proceeding is required to be reported on a Form 10-Q or Form 10-K of the Securities and Exchange Commission (as such Form and requirements pertinent thereto are in effect on the date hereof), or which litigation or proceeding involves the reasonable likelihood of or has resulted in a determination of uninsured liability of the Borrower or any Subsidiary in excess of $100,000,000.

Section 5.08 Liens. Will be permitted, and its Subsidiaries will be permitted to create, incur or permit to exist any Lien, provided, however, that at the time of the creation of each Lien (including each Lien granted in connection with a Permitted Securitization Transaction) and immediately after giving effect thereto and to the application of any proceeds of the Indebtedness secured thereby, the aggregate outstanding principal Indebtedness and other monetary obligations then secured by all Liens shall not exceed 15% of Consolidated Total Assets. Without limitation of the independent application and effect of this Section, it is expressly agreed and understood that Liens permitted by this Section are and shall be permitted only upon the express condition that the obligations so secured do not violate the applicable provisions of Section 5.12.

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Section 5.09 Character of Business. Will continue to carry out substantially the same type of business carried on during the fiscal year ended December 31, 2016, and businesses reasonably related thereto; and will not engage in any business which would materially change the type of business previously conducted on a consolidated basis.

Section 5.10 Merger; etc. Will not, and will not permit any Subsidiary to, merge or consolidate with any other Person except that:

(a) any Subsidiary may be merged into a wholly–owned Subsidiary or into the Borrower;

(b) the Borrower shall be permitted to merge into a wholly–owned Subsidiary of the Borrower in order to change the Borrower’s state of incorporation; provided that, immediately after the consummation of the transaction and after giving effect thereto no Default would exist; and

(c) the Borrower shall be permitted to merge or consolidate with another Person; provided that, the Borrower is the surviving corporation and if immediately after the consummation of the transaction and after giving effect thereto no Default would exist.

Section 5.11 Sale of Assets. Will not, and will not permit any Subsidiary to, sell, lease or transfer, or otherwise dispose of all or substantially all of the assets of the Borrower and the Subsidiaries as a whole (other than products sold in the ordinary course of business), except that (a) any Subsidiary may sell, lease, transfer, or otherwise dispose of any of its assets to the Borrower or a wholly–owned Subsidiary, and (b) the foregoing limitation on the sale, lease, transfer or other disposition of assets shall not prohibit during any fiscal quarter, the sale of accounts receivable in a Permitted Securitization Transaction.

Section 5.12 Restriction on Funded Debt and Short–Term Debt. Will not, and will not permit any Subsidiary to, create, guarantee, assume, permit to exist or become liable, directly or indirectly, in respect of any Funded Debt or Short–Term Debt other than:

(a) Funded Debt and Short–Term Debt outstanding hereunder;

(b) Funded Debt and Short–Term Debt outstanding on December 31, 2016, as shown on the Borrower’s consolidated balance sheet as at said date;

(c) Funded Debt of Subsidiaries to the Borrower or to other Subsidiaries and Funded Debt of the Borrower to Subsidiaries;

(d) Other Funded Debt and Short–Term Debt (including Secured Debt) of the Borrower and Subsidiaries; provided that, at the time of issuance or incurrence and immediately after giving effect thereto and to the application of the proceeds thereof:

(i) Total Indebtedness does not exceed 65% of Total Capital; and

(ii) In the case of Secured Debt, the principal amount of Secured Debt will not exceed 15% of Consolidated Total Assets.

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Notwithstanding anything provided by in this Agreement, but subject to such limitations as to amount provided by this Section, the Borrower and its Subsidiaries shall be entitled to execute and deliver guarantees of all types guaranteeing the obligations of any and all Persons irrespective of whether such Persons may be the Borrower, Subsidiaries, Unrestricted Subsidiaries, employees, suppliers, subcontractors, or others. All guarantees given by the Borrower and its Subsidiaries pursuant to this Agreement shall constitute Indebtedness to the extent provided in the definition of “Indebtedness” set out in Section 1.01.

Section 5.13 Multiemployer Plans. Will not permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Borrower and members of the Controlled Group to exceed $50,000,000 at any time. For purposes of this Section, the amount of withdrawal liability of the Borrower and members of the Controlled Group at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof which the Borrower and members of the Controlled Group have paid or as to which the Borrower reasonably believes, after appropriate consideration of possible adjustments arising under Sections 4219 and 4221 of ERISA, it and members of the Controlled Group will have no liability, provided that the Borrower shall obtain prompt written advice from independent actuarial consultants supporting such determination.

Section 5.14 Ratio of Total Indebtedness to Total Capital. Will maintain a ratio of Total Indebtedness to Total Capital of not more than 0.65 to 1.00.

Section 5.15 Use of Proceeds and Letters of Credit.

(a) Will use the proceeds of the Loans only to refinance existing Indebtedness and for other lawful corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X. Letters of Credit will be issued only to support transactions of the Borrower and its Subsidiaries in the ordinary course of business.

(b) Will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated, domiciled or doing business in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

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ARTICLE VI.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay when due any amount payable under Section 2.06(e) or the principal amount of any Loan. The Borrower shall fail to pay any interest or fee accrued hereunder or under any other Loan Document or any other amount hereunder within five (5) Business Days after such amount is due;

(b) the Borrower shall fail to observe or perform any covenant, restriction or agreement contained in this Agreement and not described in clause (a) immediately above for thirty (30) days after written notice thereof shall be given to the Borrower by the Administrative Agent or any Lender or by the Borrower to the Administrative Agent or any Lender;

(c) any representation, warranty, certification or statement made by the Borrower in or pursuant to this Agreement or any other Loan Document shall prove to have been incorrect as of the date made;

(d) a default or event of default as defined in any of the other Loan Documents;

(e) the Borrower or any Subsidiary shall:

(i) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property;

(ii) be unable, or admit in writing inability, to pay its debts as they mature;

(iii) make a general assignment for the benefit of creditors;

(iv) be adjudicated bankrupt or insolvent; or

(v) file a voluntary petition in bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceedings, or corporate action shall be taken by it for the purpose of effecting any of the foregoing;

(f) an order, judgment or decree shall be entered, without the application, approval or consent of the Borrower or any Subsidiary, by any court or governmental agency of competent jurisdiction, approving a petition seeking reorganization of the Borrower or such Subsidiary, or appointing a receiver, trustee or liquidator or the like of the Borrower or such Subsidiary, of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed or in effect for any period of sixty (60) consecutive days (provided that no Lender shall be required to make any Loan and no Issuing Bank shall be required to consider issuing new Letters of Credit or renewing existing Letters of Credit during such sixty (60) day period);

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(g) any judgment, writ or warrant of attachment or of any similar process in an uninsured amount in excess of $100,000,000 in any single proceeding or series of related proceedings shall be entered or filed against the Borrower or any Subsidiary or against any property or assets of either and remains unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days (provided that no Lender shall be required to make any Loan and no Issuing Bank shall be required to consider issuing new Letters of Credit or renewing existing Letters of Credit during such sixty (60) day period). As used in paragraphs (f) and (g) of this Article VI, the term “Subsidiary” shall be limited to those Subsidiaries, standing alone or in the aggregate, whose capital surplus and retained earnings (“Net Worth”) on an unconsolidated basis are at that time equal to 10% or more of the consolidated Net Worth of the Borrower and its Subsidiaries;

(h) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d–3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of the Borrower;

(i) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected, nominated or appointed to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected, nominated or appointed to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(j) any bond, debenture, note, or other indebtedness of the Borrower or any of its Subsidiaries shall become due before stated maturity by the acceleration of the maturity thereof by reason of default or shall become due by its terms and shall not be promptly paid or extended in either case where such indebtedness exceeds $50,000,000 in the aggregate;

(k) then, and in every such event (other than an event with respect to the Borrower described in clause (e) or (f) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments (including the Letter of Credit Commitments) and the commitment of the Swingline Lender to make Swingline Loans, and thereupon all such commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require Cash Collateral for the LC Exposure in accordance with Section 2.06(i) hereof; and in case of any event with respect to the Borrower described in clause (e) or (f) of this Article, the Commitments and the commitment of the Swingline Lender to make Swingline Loans shall automatically terminate and the principal of the Loans then outstanding and Cash Collateral for the LC Exposure, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

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ARTICLE VII.

The Administrative Agent

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints JPMorgan Chase Bank, N.A., as the “Administrative Agent” hereunder on its behalf and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise pursuant to a written direction provided to the Administrative Agent by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub–agents who are appointed by the Administrative Agent and are Affiliates of the Administrative Agent or approved by the Borrower. The Administrative Agent and any such sub–agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub–agent and to the Related Parties of each Administrative Agent and any such sub–agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent will not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub–agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the

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meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Certain of the Lenders and/or their Affiliates may have been designated as “co-syndication agents”, “documentation agent”, “joint bookrunners” and “joint lead arrangers” hereunder in recognition of the level of each of their Commitments. No such Lender or Affiliate (other than JPMorgan Chase Bank, N.A. as the Administrative Agent) is an agent for the Lenders or the Borrower and no such Lender nor any such Affiliates (other than the Administrative Agent) shall have any obligation hereunder other than those existing in its capacity as a Lender. Without limiting the foregoing, no such Lender nor any of its Affiliates shall have or be deemed to have any fiduciary relationship with or duty to any Lender or the Borrower.

ARTICLE VIII.

Miscellaneous

Section 8.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Post Office Box 757, Carthage, Missouri 64836, Attention: Senior Vice President and Treasurer (Telecopier: (417) 358–8027) with a copy to Post Office Box 757, Carthage, Missouri 64836, Attention: Senior Vice President and Chief Legal Officer (Telecopier: (417) 358–8449);

(ii) if to the Administrative Agent and the Swingline Lender, to JPMorgan Chase Bank, N.A. 10 South Dearborn, Floor L2S, Chicago, Illinois 60603-2300, Attention of Loan and Agency Services Group, Katy Tyler, email: Katy.Tyler@jpmorgan.com and jpm.agency@cri@jpmorgan.com (Fax no. (844) 490-5663), with a copy to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, Third Floor, Dallas, Texas 75201, Attention: Maria Riaz, Telephone: 214.965.2053; email: maria.s.riaz@jpmorgan.com and if such notice is a notice of a Borrowing denominated in a currency other than Dollars, with a copy to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention: The Manager, Telecopy No. +44 (0) (207) 777-2360; email: loan_and_agency_london@jpmorgan.com; and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

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(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including , without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information,

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document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 8.02 Waivers; Amendments.

(a) No Waiver. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendment. Subject to Section 2.14(e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, (x) pursuant to an Increased Commitment Supplement executed in accordance with the terms and conditions of Section 2.20(a) which only needs to be signed by the Borrower, the Administrative Agent and the Lenders increasing or providing new Commitments thereunder if the Increased Commitment Supplement does not increase the aggregate amount of the Commitments to an amount in excess of $1,050,000,000 and (y) in any circumstance other than as described in clause (x), pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change any other provision of this Agreement that provides for the ratable treatment of the Lenders, in each case, without the written consent of each Lender, (v) subject to clause (C) of the last proviso of this provision, change any of the provisions of this Section, the definition of “Required Lenders”, Section 2.21(b) or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder or change the definition of “Defaulting Lenders”, without, in each case, the written consent of each Lender, and (vi) release the Borrower without the written consent of each Lender; provided further that, notwithstanding the foregoing or anything to the contrary herein or in any Loan Document:

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(A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be,

(B) no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and the Issuing Bank regarding the Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively,

(C) the Administrative Agent and the Borrower may, without the input or consent of the Required Lenders, or any other Lender, effect amendments to this Agreement or any other Loan Document, as may be necessary or appropriate, in the opinion of the Administrative Agent, in connection with the addition or replacement of an Issuing Bank or any increases in an Issuing Bank’s Letter of Credit Commitment; provided that, no such agreement shall adversely alter the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of such Administrative Agent and the applicable affected Issuing Bank, as the case may be,

(D) the Administrative Agent and the Borrower may jointly amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, mistake, typographical error, omission, defect or inconsistency or to effect administrative changes, so long as such amendment, modification or supplement does not materially and adversely affect the rights of any Lender and such amendment shall become effective without any further consent of any other party to such Loan Document, and

(E) this Agreement may be amended with only the consent of the Borrower, the Administrative Agent and each Term Loan Lender to effectuate the intent of Section 2.20(b) and the making of any Incremental Term Loan, including without limitation any Incremental Term Loan Amendment, waiver, consent or other amendment to any term or provision of this Agreement or any other Loan Document necessary or advisable to effectuate any Incremental Term Loan or any provisions thereof in accordance with the terms of, or the intent of, this Agreement, including, without limitation, to provide for “tranche voting” that will require only the requisite Lenders having Commitments under the Revolving Loan or the requisite Term Loan Lenders under the Incremental Term Loans, as the case may be, to effectuate amendments and waivers that by their terms affect only the rights or duties of the applicable class of Lenders. Such amendment and/or waivers shall be effective when executed by the Borrower, the Administrative Agent and each Term Loan Lender and any New Lender shall become a party to this Agreement and the other Loan Documents pursuant to such amendment and be deemed a “Lender” hereunder thereafter for all purposes.

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Section 8.03 Expenses; Indemnity.

(a) Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the syndication of the credit facilities provided for herein and the preparation of the Loan Documents, (ii) the reasonable fees of counsel to the Administrative Agent in the preparation of the Loan Documents, amendments and waivers to the Loan Documents (and any syndication thereof), (iii) all taxes (other than Excluded Taxes), if any, upon any documents or transactions pursuant hereto, (iv) all expense and costs of collection and enforcement of remedies incurred by the Administrative Agent and Issuing Bank (including without limitation, reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent and one local counsel in each appropriate jurisdiction or otherwise retained with the Borrower’s consent) if default is made in the payment of any obligations under the Loan Documents, and (v) the reasonable fees, charges and disbursements of one primary counsel for the Lenders in connection with collection and enforcement of remedies if default is made in the payment of any obligations under the Loan Documents.

(b) INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY EACH JOINT LEAD ARRANGER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK, EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE:

(i) GENERAL INDEMNIFICATION. WHICH ARE RAISED BY OR OWED TO A THIRD PARTY AND ARISE OUT OF OR AS A RESULT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR

(ii) CURRENCY INDEMNIFICATION. ARISE OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THE FAILURE TO PAY ANY LOAN OR LC DISBURSEMENT DENOMINATED IN A CURRENCY, OR ANY INTEREST THEREON, IN THE CURRENCY IN WHICH SUCH LOAN WAS MADE OR APPLICABLE LETTER OF CREDIT ISSUED, INCLUDING, IN EACH SUCH CASE, ANY LOSS OR REASONABLE EXPENSE SUSTAINED OR INCURRED OR TO BE SUSTAINED OR INCURRED BY ANY LENDER OR ANY ISSUING BANK (A) IN LIQUIDATING OR EMPLOYING DEPOSITS FROM THIRD PARTIES, OR WITH RESPECT TO COMMITMENTS MADE OR OBLIGATIONS UNDERTAKEN WITH THIRD PARTIES, TO EFFECT OR MAINTAIN ANY LOAN OR LETTER OF CREDIT HEREUNDER OR ANY PART THEREOF, (B) IN LIQUIDATING OR CLOSING OUT ANY FOREIGN CURRENCY CONTRACT, AND (C) ARISING FROM ANY CHANGE IN THE VALUE OF DOLLARS IN RELATION TO ANY LOAN OR LC DISBURSEMENT MADE IN ANOTHER CURRENCY. Each joint lead arranger, the Administrative Agent, each Lender and each Issuing Bank agrees to notify the Borrower within fifteen (15) Business Days of engaging counsel or incurring any other expense in defense of any claim that might result in an indemnified liability.

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(c) Indemnification by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and based on the Applicable Percentages) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such.

(d) Demand Obligations. All amounts due under this Section shall be payable not later than thirty days after written demand therefor.

Section 8.04 Successors and Assigns.

(a) Benefit and Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit)), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment by a Lender: (1) to one of its own Affiliates; (2) if any Event of Default has occurred and is continuing, to any other Lender; or (3) if an Event of Default under clauses (a), (e) or (f) of Article VI has occurred and is continuing, to any assignee; and

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(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment;

(C) each Issuing Bank; and

(D) each Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clauses (a), (e) or (f) of Article VI has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Ineligible Institution” has the following meanings:

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or

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purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided, further, that upon the occurrence of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding total Revolving Exposure or Commitments, as the case may be.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 8.03(c) or such Lender or assignee is otherwise a Defaulting Lender, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

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(c) Participations. Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower but without the consent of the Administrative Agent, any Issuing Bank or the Swingline Lender, provided that (A) no consent of the Borrower shall be required for a participation by a Lender: (1) to one of its own Affiliates; (2) to any agency, department, board, governmental body or subdivision of the United States of America; (3) if any Event of Default has occurred and is continuing, to any other Lender; or (4) if an Event of Default under clauses (a), (e) or (f) of Article VI has occurred and is continuing, to any party; (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Pledge. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.05 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit,

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regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 8.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT THE BORROWER, THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER, EACH ISSUING BANK AND EACH LENDER FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, THE OTHER LOAN DOCUMENTS AND ANY SEPARATE LETTER AGREEMENTS WITH RESPECT TO FEES PAYABLE TO THE ADMINISTRATIVE AGENT WHICH ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS THEY MAY LATER AGREE IN WRITING TO MODIFY IT. This Agreement, the other Loan Document and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

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Section 8.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08 Governing Law. This Agreement shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Section 8.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.11 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the

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Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.12 Maximum Interest Rate.

(a) No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may charge Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

(b) No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors, or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the Borrower.

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Section 8.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 8.14 Recording of Conversations. Each Issuing Bank may electronically record telephone conversations between itself and the Borrower solely for the limited purpose of establishing the terms and conditions regarding each Letter of Credit and each party agrees that such recordings may be submitted in evidence to a court or in a proceeding only when the terms of a Letter of Credit are at issue.

Section 8.15 Issuing Bank Funds. Each Issuing Bank agrees that any payments under the Letters of Credit issued by it will be made with the Issuing Bank’s own funds and not with funds of the Borrower; in no event shall any such payment be made from or in reliance upon funds of any other Person. The Borrower’s reimbursement obligations under Section 2.06(e) shall not arise with respect to a Letter of Credit until payment has actually been made by the Issuing Bank in connection with the drawing or demand for payment under the Letter of Credit.

Section 8.16 Payment of Major Currency. This is a loan transaction in which the specification of the applicable Major Currency is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency hereunder (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by a party hereto of the full amount of the Original Currency payable to such party. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document (in this Section 8.16 called an “Entitled Person”) shall be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase the Original Currency with the amount of the Other Currency; and the Borrower, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased.

Section 8.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

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(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any EEA Resolution Authority.

Section 8.18 Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement and as such, except for the Indebtedness and other than obligations provided for in the Existing Credit Agreement (which Indebtedness and obligations shall survive and be renewed and restated by the terms of this Agreement), all terms and provisions of this Agreement supersede in their entirety the terms and provisions of the Existing Credit Agreement in its entirety. This Agreement is not intended as and shall not be construed as a release or novation of any obligation. Any commitment of any Lender that it has to the Borrower under the terms of any other letter of credit reimbursement agreement in effect on the Effective Date is not terminated and shall continue in accordance with the terms of the applicable reimbursement agreement.

Section 8.19 No Fiduciary Duty, etc. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and

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financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

[Signatures on Following Page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LEGGETT & PLATT, INCORPORATED

By:	/s/ Sheri L. Mossbeck
Name: Sheri L. Mossbeck,
Title: Senior Vice President and Treasurer

By:	/s/ Matthew C. Flanigan
Name: Matthew C. Flanigan
Title: Chief Financial Officer and Executive
Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Signature Page

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender

By:	/s/ Maria Riaz
Name: Maria Riaz
Title: Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Thiplada Siddiqui
	Name:	Thiplada Siddiqui
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Gaylen Frazier
	Name:	Gaylen Frazier
	Title:	Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Mark Maloney
	Name:	Mark Maloney
	Title:	Authorized Signatory

SUNTRUST BANK

By:	/s/ Lisa Garling
	Name:	Lisa Garling
	Title:	Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Matt Corcoran
	Name:	Matt Corcoran
	Title:	Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ Eric A. Escagne
	Name:	Eric A. Escagne
	Title:	Senior Vice President

BMO HARRIS BANK, N.A.

By:	/s/ Matthew Mayer
	Name:	Matthew Mayer
	Title:	Director

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Signature Page

TORONTO DOMINION (TEXAS) LLC

By:	/s/ Pradeep Mehra
	Name:	Pradeep Mehra
	Title:	Authorized Signatory

CITIZENS BANK, N.A.

By:	/s/ Stephen Keelty
	Name:	Stephen Keelty
	Title:	Senior Vice President

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH

By:	/s/ Veronica Incera
	Name:	Veronica Incera
	Title:	Managing Director

By:	/s/ Mauricio Benitez
	Name:	Mauricio Benitez
	Title:	Executive Director

BRANCH BANK AND TRUST COMPANY

By:	/s/ John P. Malloy
	Name:	John P. Malloy
	Title:	Senior Vice President

SVENSKA HANDELSBANKEN AB (PUBL) NEW YORK BRANCH

By:	/s/ Mark Cleary
	Name:	Mark Cleary
	Title:	Deputy General Manager

By:	/s/ Paul Highmore
	Name:	Paul Highmore
	Title:	Vice President

ARVEST BANK

By:	/s/ Jacob Fauvergue
	Name:	Jacob Fauvergue
	Title:	Assistant Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Signature Page

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.01	–	Existing Letters of Credit
Schedule 2.01	–	Commitments
Schedule 2.01A	–	Letter of Credit Commitments
Schedule 5.03	–	Borrower’s Website

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption

Exhibit B	–	Form of Opinion of Borrower’s Counsel

Exhibit C	–	Form of Increased Commitment Supplement

Exhibit D-1	–	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-2	–	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-4	–	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

LIST OF SCHEDULES AND EXHIBITS – Solo Page

SCHEDULE 1.01

TO

LEGGETT & PLATT, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

EXISTING LETTERS OF CREDIT

NONE

EXISTING LETTERS OF CREDIT, Page 1

SCHEDULE 2.01

TO

LEGGETT & PLATT, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$95,000,000
Wells Fargo Bank, National Association	$95,000,000
U.S. Bank National Association	$95,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$75,000,000
SunTrust Bank	$60,000,000
PNC Bank, National Association	$60,000,000
Bank of America, N.A.	$50,000,000
BMO Harris Bank, N.A.	$50,000,000
Toronto Dominion (Texas) LLC	$45,000,000
Citizens Bank, N.A.	$45,000,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$40,000,000
Branch Bank and Trust Company	$35,000,000
Svenska Handelsbanken AB (PUBL) New York Branch	$30,000,000
Arvest Bank	$25,000,000
Total	$800,000,000

Schedule 2.01, Solo Page

SCHEDULE 2.01A

TO

LEGGETT & PLATT, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

LETTER OF CREDIT COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$33,333,333.34
Wells Fargo Bank, National Association	$33,333,333.33
U.S. Bank National Association	$33,333,333.33
Total	$100,000,000.00

Schedule 2.01A, Solo Page

SCHEDULE 5.03

TO

LEGGETT & PLATT, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

BORROWER’S WEBSITE

http://www.leggett.com

Schedule 5.03, Solo Page

EXHIBIT A

TO

LEGGETT & PLATT, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ASSIGNMENT AND ASSUMPTION

Exhibit A, Cover Page

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is an Affiliate of [identify Lender]1]

3. Borrower(s):	Leggett & Platt, Incorporated

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The $800,000,000 Second Amended and Restated Credit Agreement dated as of November 8, 2017 among Leggett & Platt, Incorporated, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.

ASSIGNMENT AND ASSUMPTION, Page 1

6.	Assigned Interest:

Aggregate Amount of Commitment/Revolving Loans for all Lenders	Amount of Commitment/ Revolving Loans Assigned	Percentage Assigned of Commitment/Revolving Loans[2]
$	$	%

Aggregate Amount of Competitive Loans of Assignor	Amount of Competitive Loans	Percentage Assigned of Competitive Loans[3]
$	$	%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Set forth, to at least 9 decimals, as a percentage of the Competitive Loans of the Assignor.

ASSIGNMENT AND ASSUMPTION, Page 2

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as

Administrative Agent

By:
Name:
Title:

[Consented to:][5]

Leggett & Platt, Incorporated

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ASSIGNMENT AND ASSUMPTION, Page 3

ANNEX 1

Leggett & Platt, Incorporated

Second Amended and Restated Credit Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger, or any other Lender and their respective Related Parties, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender or their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

STANDARD TERMS AND CONDITIONS TO THE ASSIGNMENT AND ASSUMPTION, Page 1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

STANDARD TERMS AND CONDITIONS TO THE ASSIGNMENT AND ASSUMPTION, Page 2

EXHIBIT B

TO

LEGGETT & PLATT, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

OPINION OF COUNSEL FOR THE BORROWER

[Effective Date]

To the Lenders and the Administrative

Agent Referred to Below

c/o JPMorgan Chase Bank, N.A., as

Administrative Agent

2200 Ross Avenue, Third Floor

Dallas, Texas 75201

Dear Sirs:

I refer to the Second Amended and Restated Credit Agreement dated as of November 8, 2017 (the “Credit Agreement”), among Leggett & Platt, Incorporated, a Missouri corporation (the “Borrower”), the banks and other financial institutions identified therein as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

As Senior Vice President, General Counsel and Secretary of the Borrower, I have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates or statements of public officials and officers of the Borrower and other documents, records and instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies.

When relevant facts were not independently established, I have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Loan Documents and certificates and statements of appropriate representatives of the Borrower.

Upon the basis of the foregoing and subject to the limitation of this letter, I am of the opinion that:

1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Missouri.

2. The execution, delivery and performance of the Loan Documents are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

EXHIBIT B, Page 1

3. The execution, delivery and performance of the Loan Documents by the Borrower (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority with respect to the Borrower, except such as may be required by the Securities Exchange Act of 1934, (b) will not violate any law or regulation applicable to the Borrower or the charter, by–laws or other organizational documents of the Borrower or any order of any Governmental Authority applicable to the Borrower, (c) to the best of my actual knowledge, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower.

4. Except as disclosed in Borrower’s Quarterly Report on Form 10-Q filed November 7, 2017, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the best of my actual knowledge, overtly threatened against or affecting the Borrower or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (b) that involve the Credit Agreement or any other Loan Document.

5. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

For the purposes of this opinion, I have assumed that you are lawfully organized and existing banking associations, having all requisite power and authority and having taken all corporate or other action necessary to execute and deliver the instruments to which you are a party and to effect the transactions contemplated by the Loan Documents. I have also assumed that you have duly executed the Credit Agreement and that the Credit Agreement is a valid, binding and enforceable obligation of yours.

My opinion expressed in paragraph 1 above, to the extent it relates to the legal existence and good standing of the Company in Missouri, is based solely on a confirmation of good standing obtained from the office of the Secretary of State of the State of Missouri and is limited accordingly.

I express no opinion as to the enforceability of any provision in any of the Loan Documents purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue or (B) confer subject matter jurisdiction on a court not having independent grounds therefore or (C) modify or waive the requirements for effective service of process for any action that may be brought or (D) waive the right of the Borrower and any other person to a trial by jury or (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law.

I am a member of the bar of the State of Missouri and the foregoing opinion is limited to the laws of the State of Missouri and the Federal laws of the United States of America. For purposes of the opinion expressed in paragraph 2 above, we have assumed with your consent that the laws of the State of New York do not differ from the laws of Missouri in any manner that would render such opinion incorrect. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your Loans) without my prior written consent.

EXHIBIT B, Page 2

I am a stockholder and full-time employee and officer of the Borrower.

Very truly yours,

Scott S. Douglas
Senior Vice President, General Counsel and Secretary

EXHIBIT B, Page 3

EXHIBIT C

TO

LEGGETT & PLATT, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

INCREASE COMMITMENT SUPPLEMENT

EXHIBIT C, Cover Page

INCREASED COMMITMENT SUPPLEMENT

This INCREASED COMMITMENT SUPPLEMENT (this “Supplement”) is dated as of                 ,          and entered into by and among Leggett & Platt, Incorporated, a Missouri corporation (the “Borrower”), each of the banks or other lending institutions which is a signatory hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as agent for itself and the other lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and is made with reference to that certain Second Amended and Restated Credit Agreement dated as of November 8, 2017 (as amended, the “Credit Agreement”), by and among the Borrower, certain lenders and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Borrower and the Lenders are entering into this Increased Commitment Supplement to provide for the increase of the aggregate Commitments;

WHEREAS, each Lender [party hereto and already a party to the Credit Agreement] wishes to increase its Commitment [, and each Lender, to the extent not already a Lender party to the Credit Agreement (herein a “New Lender”), wishes to become a Lender party to the Credit Agreement];6

WHEREAS, the Lenders are willing to agree to supplement the Credit Agreement in the manner provided herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Increase in Commitments. Effective as of the date hereof, each Lender severally agrees that its Commitment shall be increased to [or in the case of a New Lender, shall be] the amount set forth opposite its name on the signature pages hereof.

Section 2. [New Lenders. Each New Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements of the Borrower delivered under Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (ii) agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Supplement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it is a “Lender” under the Credit Agreement and will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

[6]	Bracketed alternatives should be included if there are New Banks.

EXHIBIT C

Section 3. Representations and Warranties. In order to induce the Lenders to enter into this Supplement and to supplement the Credit Agreement in the manner provided herein, Borrower represents and warrants to Administrative Agent and each Lender that (a) the representations and warranties of the Borrower contained in the Loan Documents are and will be true, correct and complete in all material respects on and as of the effective date hereof to the same extent as though made on and as of that date and for that purpose, this Supplement shall be deemed to be a Loan Document, and (b) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Supplement that would constitute a Default.

Section 4. Effect of Supplement. The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Supplement, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Administrative Agent, and the Lenders party hereto agree that the Credit Agreement as supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Any and all agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as supplemented hereby, are hereby amended so that any reference in such documents to the Agreement shall mean a reference to the Agreement as supplemented hereby.

Section 5. Applicable Law. This Supplement shall be governed by, and construed in accordance with, the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Section 6. Counterparts, Effectiveness. This Supplement may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy or other electronically reproduced counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Supplement shall become effective upon the execution of a counterpart hereof by the Borrower, the Administrative Agent and the Lenders.

Section 7. ENTIRE AGREEMENT. THIS SUPPLEMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS THEY MAY LATER AGREE IN WRITING TO MODIFY IT.

EXHIBIT C

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Leggett & Platt, Incorporated

By:
Name:
Title:

By:
Name:
Title:

New Total Commitment: $__________________	JPMORGAN CHASE BANK, N.A., as the Administrative Agent

By:
Name:
Title:

$__________________	[Lender]

By:
Name:
Title:

$__________________	[NEW LENDER]

By:
Name:
Title:

EXHIBIT C

EXHIBIT D-1

To

LEGGETT & PLATT, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 8, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Leggett & Platt, Incorporated, a Missouri corporation (the “Borrower”), each of the banks or other lending institutions which is a signatory hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as agent for itself and the other Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN-E or IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                         , 20[ ]

EXHIBIT D-2

TO

LEGGETT & PLATT, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 8, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Leggett & Platt, Incorporated, a Missouri corporation (the “Borrower”), each of the banks or other lending institutions which is a signatory hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as agent for itself and the other Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                         , 20[ ]

EXHIBIT D-3

TO

LEGGETT & PLATT, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 8, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Leggett & Platt, Incorporated, a Missouri corporation (the “Borrower”), each of the banks or other lending institutions which is a signatory hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as agent for itself and the other Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN-E or IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[ ]

EXHIBIT D-4

TO

LEGGETT & PLATT, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 8, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Leggett & Platt, Incorporated, a Missouri corporation (the “Borrower”), each of the banks or other lending institutions which is a signatory hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as agent for itself and the other Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN-E or IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[ ]